Atrion Reports First Quarter Results

ALLEN, TX -- (Marketwire - May 09, 2013) - Atrion Corporation (NASDAQ: ATRI) today announced diluted earnings per share for the first quarter of 2013 were up 24% to $3.28 compared to the first quarter of 2012.

Commenting on the Company's results for the first quarter of 2013 compared to the same period last year, David A. Battat, President & CEO, said, "We are very pleased with the significantly higher sales of our ophthalmic, fluid delivery, and cardiovascular products, resulting in a 15% increase in revenues." Mr. Battat added, "Despite increased spending on research and development and higher charges for depreciation, operating income, one of the best measures of performance, was up 18%. Net income increased 23%, benefiting from the late congressional passage of 2012 and 2013 R&D tax credit legislation; although no credits could be booked in 2012, in the first quarter of this year we were finally able to book those credits earned over five quarters. For the remainder of 2013, the favorable impact of R&D tax credits should return to normal levels, while charges for depreciation and spending on R&D are expected to progressively increase each quarter." Mr. Battat continued, "During the quarter we repurchased 5,030 shares of our stock at an average cost of $200 per share, while cash and short and long term investments increased by $4.2 million in the same period to $48.8 million."

Atrion's revenues for the quarter ended March 31, 2013 were $33,493,000 compared with $29,239,000 in the same period in 2012. Net income in the current year quarter totaled $6,635,000 compared to $5,377,000 in last year's first quarter. On a diluted per share basis, earnings for the period increased to $3.28 as compared to $2.65 in the first quarter of last year.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding R&D tax credits, charges for depreciation and spending on R&D for the remainder of 2013. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                                 (Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     2013          2012
                                                 ------------  ------------
Revenues                                         $     33,493  $     29,239
Cost of goods sold                                     17,784        15,410
                                                 ------------  ------------
  Gross profit                                         15,709        13,829
Operating expenses                                      6,309         5,886
                                                 ------------  ------------
  Operating income                                      9,400         7,943

Interest income                                           350           290
Other income (expense), net                                --             2
                                                 ------------  ------------
  Income before income taxes                            9,750         8,235
Income tax provision                                   (3,115)       (2,858)
                                                 ------------  ------------
  Net income                                            6,635         5,377
                                                 ============  ============

Income per basic share                           $       3.28  $       2.67
                                                 ============  ============

Weighted average basic shares outstanding               2,020         2,015
                                                 ============  ============

Income per diluted share                         $       3.28  $       2.65
                                                 ============  ============

Weighted average diluted shares outstanding             2,024         2,026
                                                 ============  ============

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    Mar. 31,      Dec. 31,
ASSETS                                                2013          2012
                                                 ------------- -------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $      16,012 $       7,999
  Short-term investments                                 4,415         8,182
                                                 ------------- -------------
    Total cash and short-term investments               20,427        16,181
  Accounts receivable                                   17,384        13,054
  Inventories                                           24,047        23,779
  Prepaid expenses and other                               909         3,110
  Deferred income taxes                                    623           623
                                                 ------------- -------------
    Total current assets                                63,390        56,747

Long-term investments                                   28,365        28,433

Property, plant and equipment, net                      58,715        59,268
Other assets                                            11,431        11,362
                                                 ------------- -------------

                                                 $     161,901 $     155,810
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                    8,767         7,208
  Line of credit                                            --            --
  Other non-current liabilities                         13,453        13,774
  Stockholders' equity                                 139,681       134,828
                                                 ------------- -------------

                                                 $     161,901 $     155,810
                                                 ============= =============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800